Exhibit 10.4

Director Annual

Restricted Stock Unit Agreement

2012 Plan

DELL INC.

Restricted Stock Unit Agreement

Recipient:	Date of Grant:

Identification No.:	Number of Units:

Dell Inc., a Delaware corporation (the “Company”), is pleased to grant you units representing shares of the Company’s common stock (the “Shares”), subject to the restrictions described below. The number of units awarded to you (the “Units”) is stated above. Each Unit represents one Share. This award is subject to the following terms and conditions.

Restrictions — The Units are subject to the following restrictions (referred to herein as the “Restrictions”):

Transfer Restrictions — You may not sell, assign, transfer, pledge or otherwise dispose of any Units with respect to which the Restrictions have not lapsed as described below.

Expiration — If you cease to be a director for any reason other than your death, Permanent Disability, (as defined in the Plan described below) or retirement from the Board of Directors after attaining age 65 with a minimum of four years of service, any Units with respect to which the Restrictions have not lapsed as described below will expire at that time.

Lapse of Restrictions – The Restrictions will lapse with respect to the Units, and you will be entitled to Shares, in accordance with the following schedule:

Number	Date

If you cease to be a director by reason of your death, Permanent Disability, (as defined in the Plan described below) or retirement from the Board of Directors after attaining age 65 with a minimum of four years of service, the Restrictions will lapse immediately and automatically with respect to all Units upon such termination.

Rights as a Stockholder — You will have no rights as a stockholder with respect to Shares that may be received by you upon the lapse of Restrictions until the Restrictions have lapsed and those Shares are registered in your name on the books of the Company’s transfer agent. If the Company declares a cash dividend on the Company’s common stock, you will be entitled to receive with respect to each Unit which is outstanding on the dividend record date, and for which the Restrictions lapse prior to the expiration of such Unit, an amount in cash equal to the amount of such cash dividend declared and paid on one share of Common Stock (a “Dividend Equivalent”), so long as such dividend record date occurs not later than the date on which the Share underlying such Unit is issued to you. Dividend Equivalents will not be credited with interest. The Company will pay you the Dividend Equivalent payment amount with respect to a Unit for which the Restrictions have lapsed on the date on which the Company issues the Share underlying such Unit in accordance with this Agreement or as soon as administratively practicable thereafter. If the issuance of any Share is deferred to a date later than the date on which the Restrictions have lapsed with respect to the related Unit under any agreement between you and the Company, payment to you of the related Dividend Equivalent payment amount similarly will be deferred to such later issue date. You will not be entitled to receive Dividend Equivalent payments with respect to any Units for which the Restrictions have not lapsed.

Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company. You may pay such amounts in cash or make other arrangements satisfactory to the Company for the payment of such amounts. You agree that if you do not pay, or make arrangements for the payment of, such amounts, the Company, to the fullest extent permitted by law, shall have the right to deduct such amounts from any payments of any kind otherwise due to you (including Dividend Equivalents) and shall have the right to withhold from Units for which Restrictions have lapsed the number of Shares having an aggregate market value at that time equal to the amount you owe.

Black-Out Periods — In order to minimize the potential for prohibited “insider” trading, the Company may establish periods from time to time during which you may not engage in transactions involving the Company’s stock (“Black-Out Periods”). Notwithstanding any other provisions herein, Restrictions will not lapse with respect to any Units during an applicable Black-Out Period and the applicable period during which Units shall be subject to the Restrictions shall be extended until the end of such Black-Out Period.

Incorporation of Plan — This award is granted under the Company’s 2012 Long-Term Incentive Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company’s Stock Option Administration Department. Shares of common stock that are issued upon the lapse of Restrictions shall be made available from authorized but unissued shares.

Prospectus — You may at any time obtain a copy of the prospectus related to your purchase of Dell common stock pursuant to this Unit award agreement by accessing the prospectus at http:/intranet.dell.com/dept/legal/Corporate
/BenefitPlans/Pages/Default.aspx. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop 8038, Round Rock, Texas 78682, (512) 728-5198 or by e-mail at Stock_Option_Administrator@dell.com.

Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its directors.

Data Privacy Consent — As a condition of the grant of the Units, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, nationality, any shares of common stock held in the Company, and details of all options or other entitlements to shares of common stock awarded, cancelled, exercised, vested, or unvested (“Data”). You further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.

Acceptance of Terms and Conditions — This award will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this agreement in the space provided below and returning it to the Company’s Stock Option Administration Department.

Awarded subject to the terms and conditions stated above:	Accepted under the terms and conditions stated above:

DELL INC.

By:
Samuel Guess, VP, Global Compensation & Benefits	Recipient’s Signature

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